EXHIBIT 99.1

Lennox International delays filing form 10-Q and provides update on internal inquiry; previews first quarter revenues; refines estimate of goodwill impairment

     (DALLAS, May 11, 2004) – Lennox International Inc. (NYSE: LII) announced it will file a notification extending the deadline to file its report on Form 10-Q for its first fiscal quarter of 2004. The company continues to work with its audit committee and outside auditors to complete the previously announced inquiry into the company’s Service Experts segment.

     As a result of this inquiry, and as previously announced, LII has identified downward earnings adjustments to date of approximately $6 million attributable to its Service Experts Canadian business. In addition, LII has updated its year-end 2003 estimates of required reserves in its other operations and will reflect an additional reduction of approximately $2 million in 2003’s fourth quarter net income.

     As part of the audit committee inquiry, LII is reviewing $13 million in downward adjustments previously recorded in the third and fourth quarters of 2003 related to its Service Experts Canadian business. LII is conducting an additional accounting review to finalize the magnitude of the above adjustments and to determine whether any or all of these adjustments relate to prior accounting periods. The company expects it will take at least 60 days to determine the potential impact of the adjustments. The adjustments are subject to change pending the final outcome of the audit committee inquiry and to review by the company’s external auditors.

     LII anticipates filing its annual report on Form 10-K for 2003 and its quarterly report on Form 10-Q as soon as practicable after the inquiry is completed. The company has obtained from its lenders an extension for delivery to them of its 10-K and 10-Q and expects it will need to obtain an additional extension from its lenders in order to finalize the process described above.

Preliminary first quarter revenues; goodwill impairment

     LII provided partial estimated results for the first quarter of 2004, which are still subject to review by the company’s external auditors. The company expects revenue of about $670 million for the quarter, and anticipates a net loss for the first quarter caused by two charges relative to the Service Experts segment: approximately $190 million after-tax in goodwill impairment, and a $17 million after-tax loss on the operations of approximately 47 Service Experts service centers being divested and accounted for as discontinued operations.

     Heating & Cooling revenue is expected to be approximately $440 million for the first quarter. Both the Commercial and Residential Heating & Cooling segments are expected to outperform their markets for the first quarter. Industry data indicate that North American unit shipments of residential and commercial products were up approximately 7% in the first quarter.

     The company expects revenue for its Residential Heating & Cooling segment to be about $330 million for the quarter. As the cooling season begins, the market for residential equipment has been solid, including sustained new construction demand.

     Revenue in the Commercial Heating & Cooling segment is expected to be about $110 million. LII commented that demand is increasing in its commercial end markets.

     The company anticipates its Refrigeration segment will post a solid performance for the first quarter. Refrigeration segment revenue is expected to be approximately $110 million.

     In the company’s Service Experts business, revenue for continuing operations is expected to be approximately $140 million for the first quarter. LII continues to move aggressively on the turnaround plan announced on April 5. “We are proceeding with the previously announced divestitures and turnaround plan to make Service Experts a contributor to LII’s profitability,” said Bob Schjerven, chief executive officer.

     The company indicated it remains comfortable with previously issued guidance for 2004 diluted earnings per share to be in the range of $1.38 to $1.48 from continuing operations and before goodwill impairment charges, or a loss per share of $1.60 to $1.70 after goodwill impairment charges. LII’s ability to achieve these results will depend on a continuation of the solid start to the year, its ability to offset rising metals prices with pricing actions and cost saving measures, and by the typical business factors in the company’s industry that may affect operations, including general economic conditions and weather patterns. These factors have been disclosed in LII’s previous SEC filings. All results and earnings estimates are subject to change pending the final outcome of the audit committee inquiry and to review by the company’s external auditors.

     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at: www.lennoxinternational.com or by contacting Bill Moltner, vice president, investor relations, at 972-497-6670.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements, including the estimated range of adjustments to earnings stated above. For information concerning these risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.